                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                EXACTIS.COM, INC.

         EXACTIS.COM, INC., a Delaware corporation, hereby certifies as follows:

         1. The original name of the Corporation was Mercury Mail, Inc., and its current name is Exactis.com, Inc. The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on July 17, 1996.

         2. This Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation and has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         3. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE ONE

         The name of the corporation is Exactis.com, Inc. (the "CORPORATION" or the "COMPANY").

                                   ARTICLE TWO

         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE THREE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR


         The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is twenty-four million five hundred thousand (24,500,000) shares, thirteen million five hundred thousand (13,500,000) shares of which shall be Common Stock (the "COMMON STOCK"), $.01 par value per share, and eleven million (11,000,000) shares of which shall be Preferred Stock, $.01 par value per share (the "PREFERRED STOCK").


                         DESIGNATION OF PREFERRED STOCK

         Eight hundred eighty thousand (880,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "SERIES A PREFERRED"), two million five


                                       2.

hundred seventy thousand (2,570,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "SERIES B PREFERRED"), three million five hundred fifty thousand (3,550,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "SERIES C PREFERRED"), one million three hundred thousand (1,300,000) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "SERIES D PREFERRED"), and two million five hundred thousand (2,500,000) of the authorized shares of Preferred Stock are hereby designated "Series E Preferred Stock" (the "SERIES E PREFERRED"). The relative rights, preferences privileges, restrictions and other matters relating to the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred (hereinafter collectively referred to as the "PREFERRED STOCK") are as follows:

         1. DIVIDEND RIGHTS.

              a. Holders of Preferred Stock, in preference to the holders of Common Stock and any other stock of the Corporation that is not by its terms expressly senior in right of payment to the Preferred Stock (collectively, "JUNIOR STOCK"), shall be entitled to receive dividends if, when and as declared by the Corporation's Board of Directors, but only out of funds that are legally available therefor. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Preferred Stock, at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined. No dividends shall be paid on the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred unless equivalent dividends (determined on an as-converted basis) are concurrently paid on the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred.

              b. So long as any Preferred Stock remains outstanding, without the prior written consent of the holders of a majority in interest of the outstanding shares of Preferred Stock, voting together as a separate class with each holder of Preferred Stock entitled to a number of votes equal to the number of whole shares of Common Stock issuable upon conversion of the aggregate number of shares of Preferred Stock held by such holder (the "REQUIRED HOLDERS"), the Corporation shall not, nor shall it permit any Subsidiary to, directly or indirectly redeem, purchase or otherwise acquire any Junior Stock, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Stock. The provisions of this Section l(b) shall not, however, apply to (i) the acquisition of shares of any Junior Stock solely in exchange for shares of any other Junior Stock, (ii) the payment of cash dividends on the Common Stock to the extent that equivalent dividends are paid on the Preferred Stock as provided above, or (iii) any repurchase of any vested Reserved Employee Stock from former employees, directors or consultants in connection with termination of employment or service as a director or consultant pursuant to contractual repurchase rights or that is otherwise approved by the Corporation's Board of Directors.

                                       2.

         2. VOTING RIGHTS.

              a. GENERALLY. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote with the shares of the Common Stock of the Corporation (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred are convertible (pursuant to Section 5 below) on the record date fixed for such meeting or the effective date of such written consent.

              b. ELECTION OF DIRECTORS. In each election of directors of the Corporation, the holders of the Preferred Stock, voting together as a separate class with each holder of Preferred Stock entitled to a number of votes equal to the number of whole shares of Common Stock issuable upon conversion of the aggregate number of shares of Preferred Stock held by such holder, shall be entitled to elect four (4) directors (the "INVESTOR DIRECTORS") to serve on the Corporation's Board of Directors until such persons' successors are duly elected by the holders of the Preferred Stock or such persons are removed from office by the holders of the Preferred Stock. If the holders of the Preferred Stock for any reason fail to elect a director to fill any such directorship, such position shall remain vacant until such time as the holders of the Preferred Stock elect a director to fill such position and shall not be filled by resolution or vote of the Corporation's Board of Directors or the Corporation's other stockholders. During the existence of an Event of Noncompliance and for a period of six (6) months after such Event of Noncompliance has been cured or waived, the directors elected by the holders of Preferred Stock shall be deemed to constitute a separate class of directors of the Corporation within the meaning of Section 141(d) of the Delaware General Corporation Law, and such directors shall together be entitled to cast a number of votes on each matter considered by the Board of Directors (including for purposes of determining the existence of a quorum) equal to the sum of the number of votes entitled to be cast by all other members of the Board of Directors plus one.

              c. CLASS VOTE REQUIREMENT. Without the affirmative vote of the Required Holders, the Corporation will not (i) create, issue or authorize the issuance of any additional Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred or any other capital stock of the Corporation that is senior to or pari passu with the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred with respect to the payment of dividends, redemptions or payments in connection with the liquidation of the Corporation, (ii) engage in any merger, consolidation, recapitalization, liquidation or sale of substantial assets outside the ordinary course of business, (iii) engage in any acquisition of substantial assets outside the ordinary course of business or engage in any business other than the business of the Corporation described in the Company's most recent annual business plan, (iv) increase the amount of Reserved Employee Stock or (v) engage in any transaction with an affiliate of the Corporation that is not approved by a majority of the Corporation's disinterested directors. In addition, the Corporation will not amend its Restated Certificate of Incorporation or by-laws in a manner that adversely affects the holders of Series A


                                       3.

Preferred, Series B Preferred or Series E Preferred without the affirmative vote of the holders of two-thirds of the shares of the affected series of Preferred Stock.

              d. SERIES C AND SERIES D RIGHTS. In addition to any other rights provided by law, so long as any Series C Preferred and/or Series D Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority, or, if two or more of the original holders of the Series C Preferred who purchased such Series C Preferred in the initial closing in July 1997 vote against or withhold their consent to such proposed action, sixty-six and two-thirds percent (662/3%), of the outstanding shares of Series C Preferred and Series D Preferred, voting together as a single class separate from the Common Stock and other series of Preferred Stock of the Corporation:

                   (i) Amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws which adversely affects any of the rights of the holders of the Series C Preferred or Series D Preferred or which changes the number of authorized directors of the Corporation;

                   (ii) Authorize or issue, or obligate itself to issue, shares of any class or series of stock that is senior to or pari passu with the Series C Preferred or Series D Preferred with respect to dividends, redemption, liquidation preference, voting or other rights of the Series C Preferred or Series D Preferred ("SENIOR PREFERRED"), or authorize or issue, or obligate itself to issue, shares of stock of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of Senior Preferred;

                   (iii) Reclassify any class or series of any securities of the Corporation into shares that have rights that are senior to or pari passu with the Series C Preferred or Series D Preferred with respect to dividends, redemption, liquidation preference, voting or other rights of the Series C Preferred or Series D Preferred;

                   (iv) Apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through affiliates or otherwise, of any shares of any class or series of Preferred Stock or Common Stock, except (A) by redemption in accordance with Section 4 hereof but in no event prior to the scheduled date of redemption of the Series C Preferred or Series D Preferred; (B) by conversion in accordance with Section 5 hereof; or
(C) by repurchase from former employees, advisors, officers, directors or consultants of the Corporation if a majority of the directors elected by holders of the Preferred Stock approves such repurchase; or

                   (v) Pay or declare any dividend on the Common Stock.

         3. LIQUIDATION RIGHTS.

              a. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock or the holders of Series A Preferred, Series B Preferred, Series C Preferred or


                                       4.

Series D Preferred, the holders of Series E Preferred shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series E Preferred equal to the sum of $6.50, as appropriately adjusted for any future stock splits, stock combination, stock dividends or similar transactions affecting the Series E Preferred (the "ORIGINAL SERIES E ISSUE PRICE"), plus all declared but unpaid dividends thereon (the "SERIES E LIQUIDATION VALUE").

              b. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, (i) the holders of Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series A Preferred equal to the sum of $1.25, as appropriately adjusted for any future stock splits, stock combination, stock dividends or similar transactions affecting the Series A Preferred (the "ORIGINAL SERIES A ISSUE PRICE"), plus all declared but unpaid dividends thereon (the "SERIES A LIQUIDATION VALUE"), (ii) the holders of Series B Preferred shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series B Preferred equal to the sum of $3.00, as appropriately adjusted for any future stock splits, stock combination, stock dividends or similar transactions affecting the Series B Preferred (the "ORIGINAL SERIES B ISSUE PRICE"), plus all declared but unpaid dividends thereon (the "SERIES B LIQUIDATION VALUE"), (iii) the holders of Series C Preferred shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series C Preferred equal to the sum of $4.00, as appropriately adjusted for any future stock splits, stock combination, stock dividends or similar transactions affecting the Series C Preferred (the "ORIGINAL SERIES C ISSUE PRICE"), plus all declared but unpaid dividends thereon (the "SERIES C LIQUIDATION VALUE"), and (iv) the holders of Series D Preferred shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series D Preferred equal to the sum of $5.08, as appropriately adjusted for any future stock splits, stock combination, stock dividends or similar transactions affecting the Series D Preferred (the "ORIGINAL SERIES D ISSUE PRICE"), plus all declared but unpaid dividends thereon (the "SERIES D LIQUIDATION VALUE"). The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall rank on a parity as to the receipt of the respective preferential amounts for each such series.

              c. After the payment of the full liquidation preference of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred as set forth in Sections 3(a) and (b) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of Junior Stock entitled to a preference over the Common Stock and, thereafter, to the holders of Common Stock. The holders of Preferred Stock shall be entitled to participate in distributions to holders of the Common Stock such that, giving effect to all distributions pursuant to Sections 3(a) and (b) and all exercises of Options and conversions of Convertible Securities effected on or prior to the date on which distributions are made to holders of Common Stock, the holders of Preferred Stock receive aggregate distributions equal to the greater of the Series A Liquidation Value, Series B Liquidation Value, Series C Liquidation Value, Series D Liquidation Value or Series E Liquidation Value (as applicable) and the amounts that such holders would have received if the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred (as applicable) had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

                                       5.

                  d. At the option of (i) the Required Holders as to all of the Preferred Stock, (ii) the holders of a majority in interest of the outstanding shares of Series C Preferred and Series D Preferred, voting together as a separate class with each holder of Preferred Stock entitled to a number of votes equal to the number of whole shares of Common Stock issuable upon conversion of the aggregate number of shares of Preferred Stock held by such holders, as to the Series C Preferred and Series D Preferred only, or (iii) the holders of a majority in interest of the outstanding shares of Series E Preferred, voting together as a separate class with each holder of Preferred Stock entitled to a number of votes equal to the number of whole shares of Common Stock issuable upon conversion of the aggregate number of shares of Preferred Stock held by such holders, as to the Series E Preferred only, the following events shall be considered a liquidation under Section 3(a): (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization own capital stock representing less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any other transaction or series of related transactions in which capital stock representing in excess of fifty percent (50%) of the Corporation's voting power is transferred to any single entity or group of related entities (an "ACQUISITION"); or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "ASSET TRANSFER").

              e. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to the holders of Series E Preferred of the amounts set forth in Section 3(a) above, then such assets shall be distributed ratably to the holders of Series E Preferred at the time outstanding. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be sufficient to make payment in full to the holders of Series E Preferred of the amounts set forth in Section 3(a) above, but shall be insufficient to make payment in full to the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred of the amounts set forth in Section 3(b) above, then, after payment of the full amounts set forth in Section 3(a) above, such assets shall be distributed to the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

         4. REDEMPTION RIGHTS.

              a. GENERAL. Except as expressly provided in this Section 4, the Preferred Stock shall not be redeemable at the option of the Corporation or otherwise.

              b. SCHEDULED REDEMPTIONS. The Corporation shall redeem the corresponding percentage specified below of the then-outstanding Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred on July 31 of each year, commencing in the year specified below (the "PREFERRED SCHEDULED REDEMPTION DATES"), at a price per share equal to the Series B Liquidation Value, Series C Liquidation Value, Series D Liquidation Value or Series E Liquidation Value (as applicable) in effect on the applicable Scheduled Redemption Date:

                                            SCHEDULED
               SERIES                   REDEMPTION DATE               SPECIFIED PERCENTAGE
               ------                   ---------------               --------------------
   Series B, Series C, Series D
   and Series E                          July 31, 2003                        33-1/3%
                                         July 31, 2004                          50%
                                         July 31, 2005                          100%

                                       6.

              c. REDEMPTION PAYMENTS. For each share of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred that is to be redeemed hereunder, the Corporation shall be obligated on the Scheduled Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in cash equal to the Series B Liquidation Value, Series C Liquidation Value, Series D Liquidation Value or Series E Liquidation Value (as applicable). If the funds of the Corporation legally available for redemption of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred on any Scheduled Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds that are legally available shall be used to redeem (i) first, the maximum possible number of shares pro rata among the holders of Series E Preferred to be redeemed based upon the aggregate Series E Liquidation Value and (ii) then, the maximum possible number of shares pro rata among the holders of Series B Preferred, Series C Preferred and Series D Preferred to be redeemed based upon the aggregate Series B Liquidation Value, Series C Liquidation Value and Series D Liquidation Value (as applicable). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, such funds shall immediately be used to redeem
(i) first, the balance of the Series E Preferred shares which the Corporation has become obligated to redeem on any Scheduled Redemption Date but which it has not redeemed and (ii) then, the balance of the Series B Preferred, Series C Preferred and Series D Preferred shares which the Corporation has become obligated to redeem on any Scheduled Redemption Date but which it has not redeemed.

              d. NOTICE OF REDEMPTION. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the Scheduled Redemption Date. The holders of Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred to be redeemed shall in any event have the right to convert their shares into Common Stock at any time prior to the close of business on the Scheduled Redemption Date. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five (5) business days after surrender of the certificate representing the redeemed shares.

              e. DETERMINATION OF THE NUMBER OF SHARES TO BE REDEEMED. The number of shares of Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of shares determined by multiplying the total number of shares of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred to be redeemed times a fraction, the numerator of which shall be the total number of shares of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred then held by such holder and the denominator of which shall be the total number of shares of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred (as applicable) to be redeemed then outstanding.

                                       7.

              f. OTHER REDEMPTIONS OR ACQUISITIONS. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Preferred Stock on the basis of the number of shares owned by each such holder.

         5. CONVERSION RIGHTS.

         The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

              a. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 5, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series A Preferred being converted. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series B Preferred being converted. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series C Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series C Preferred being converted. The number of shares of Common Stock to which a holder of Series D Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series D Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series D Preferred being converted. The number of shares of Common Stock to which a holder of Series E Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series E Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series E Preferred being converted.

              b. SERIES A, SERIES B, SERIES C, SERIES D AND SERIES E CONVERSION RATES. The conversion rate in effect at any time for conversion of the Series A Preferred (the "SERIES A CONVERSION RATE") shall be the quotient obtained by dividing the Original Series A Issue Price, plus any declared but unpaid dividends thereon, by the "Series A Conversion Price" calculated as provided in
Section 5(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "SERIES B CONVERSION RATE") shall be the quotient obtained by dividing the Original Series B Issue Price, plus any declared but unpaid dividends thereon, by the "Series B Conversion Price" calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "SERIES C CONVERSION RATE") shall be the quotient obtained by dividing the Original Series C Issue Price, plus any declared but unpaid dividends thereon, by the "Series C Conversion Price" calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the "SERIES D


                                       8.

CONVERSION RATE") shall be the quotient obtained by dividing the Original Series D Issue Price, plus any declared but unpaid dividends thereon, by the "Series D Conversion Price" calculated as provided in Section 5(c). The conversion rate in effect at any time for conversion of the Series E Preferred (the "SERIES E CONVERSION RATE") shall be the quotient obtained by dividing the Original Series E Issue Price, plus any declared but unpaid dividends thereon, by the "Series E Conversion Price" calculated as provided in Section 5(c).

              c. SERIES A, SERIES B, SERIES C, SERIES D AND SERIES E CONVERSION PRICES. The conversion price for the Series A Preferred (the "SERIES A CONVERSION PRICE") shall initially be the Original Series A Issue Price. The conversion price for the Series B Preferred (the "SERIES B CONVERSION PRICE") shall initially be the Original Series B Issue Price. The conversion price for the Series C Preferred (the "SERIES C CONVERSION PRICE") shall initially be the Original Series C Issue Price. The conversion price for the Series D Preferred (the "SERIES D CONVERSION PRICE") shall initially be the Original Series D Issue Price. The conversion price for the Series E Preferred (the "SERIES E CONVERSION PRICE") shall initially be the Original Series E Issue Price. Such initial Series A, Series B, Series C, Series D and Series E Conversion Prices shall be adjusted from time to time in accordance with this Section 5. If and whenever on or after the Original Issue Date, as defined in Section 6 of this Article, the Corporation issues or sells, or in accordance with this Section 5(c) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series A Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Series A Conversion Price shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying the Series A Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted. If and whenever on or after the Original Issue Date the Corporation issues or sells, or in accordance with this Section 5(c) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series B Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Series B Conversion Price shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying the Series B Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted. If and whenever on or after the Original Issue Date the Corporation issues or sells, or in accordance with this Section 5(c) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Series C Conversion Price shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying the

                                       9.

Series C Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted. If and whenever on or after the Original Issue Date the Corporation issues or sells, or in accordance with this
Section 5(c) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series D Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Series D Conversion Price shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying the Series D Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. All references to the Series D Conversion Price herein shall mean the Series D Conversion Price as so adjusted. If and whenever on or after the Original Issue Date the Corporation issues or sells, or in accordance with this Section 5(c) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series E Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Series E Conversion Price shall be reduced to the amount determined by dividing
(a) the sum of (1) the product derived by multiplying the Series E Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus
(2) the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. All references to the Series E Conversion Price herein shall mean the Series E Conversion Price as so adjusted. For purposes of determining the adjusted Series A, Series B, Series C, Series D and Series E Conversion Prices, the following shall be applicable:

                   (i) ISSUANCE OF RIGHTS OR OPTIONS. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series D Conversion Price or the Series E Conversion Price (as applicable) in effect immediately prior to the time of the granting or sale of such Options, then for purposes of such Conversion Price the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to

                                      10.

Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. In the event of an adjustment to the Series A, Series B, Series C, Series D Conversion Price or Series E Conversion Price as a result of the grant or sale of Options, no further adjustment to such Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of the Convertible Securities issued pursuant to such Options.

                   (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price (as applicable) in effect immediately prior to the time of such issue or sale, then for purposes of such Conversion Price the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share; provided, however, that if such Convertible Securities contain a default or similar provision that provides for the issuance of additional securities upon the occurrence of a future event, no adjustment will be made to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price with respect to such additional securities until the occurrence of such event. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. In the event of an adjustment to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price as a result of the issuance or sale of Convertible Securities, no further adjustment of such Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of such Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of such Conversion Price shall be made by reason of such issue or sale.

                   (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price (as applicable) in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed


                                      11.

purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but without prejudice to any other adjustment required by this Section 5.

                   (iv) TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED CONVERTIBLE SECURITIES. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price (as applicable) then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, but without prejudice to any other adjustment required by this Section 5.

                   (v) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                   (vi) INTEGRATED TRANSACTIONS. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

                   (vii) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

              d. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at

                                      12.

any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

              e. ADJUSTMENT FOR COMMON STOCK DIVIDENDS and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price (as applicable) then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price shall be adjusted pursuant to this Section 5(e) to reflect the actual payment of such dividend or distribution.

              f. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

              g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend


                                      13.

or a reorganization, merger or consolidation provided for elsewhere in this
Section 5), in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

              h. REORGANIZATIONS, MERGERS OR CONSOLIDATIONS. If at any time or from time to time after the Original Issue Date, the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger or otherwise (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such transaction, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Preferred Stock after such transaction to the end that the provisions of this Section 5 (including adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred) shall be applicable after that event and be as nearly equivalent as practicable. The Corporation shall not be a party to any reorganization, merger or consolidation in which the Corporation is not the surviving entity unless the entity surviving such transaction assumes, by written instrument satisfactory to the Required Holders, all of the Corporation's obligations hereunder.

              i. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price and Series E Conversion Price in effect before and after such adjustment, (3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4)

                                      14.

the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred.

              j. NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

              k. AUTOMATIC CONVERSION. Each share of Series A Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price, at any time upon the affirmative election of the holders of sixty six and two-thirds percent (66 2/3%) of the outstanding Series A Preferred. Each share of Series B Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series B Conversion Price, at any time upon the affirmative election of the holders of sixty six and two-thirds percent (66 2/3%) of the outstanding Series B Preferred. Each share of Series C Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series C Conversion Price, at any time upon the affirmative election of the holders of sixty six and two-thirds percent (66 2/3%) of the outstanding Series C Preferred. Each share of Series D Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series D Conversion Price, at any time upon the affirmative election of the holders of sixty six and two-thirds percent (66 2/3%) of the outstanding Series D Preferred. Each share of Series E Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series E Conversion Price, at any time upon the affirmative election of the holders of sixty six and two-thirds percent (66 2/3%) of the outstanding Series E Preferred. Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the per share price to the public is at least $15.00 per share (as adjusted for stock splits, recapitalizations and the like) and (ii) the gross cash proceeds to the Corporation (before


                                      15.

underwriting discounts, commissions and fees) are at least $20,000,000. Each share of Series E Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series E Conversion Price, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the per share price to the public is at least $19.50 per share (as adjusted for stock splits, recapitalizations and the like) and (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $20,000,000. Upon such automatic conversion, all declared but unpaid dividends on the Preferred Stock, if any, shall be paid in accordance with Section 5(l).

              L. MECHANICS OF CONVERSION.

                   (i) OPTIONAL CONVERSION. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for such securities, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion) or a combination of cash and Common Stock, any declared but unpaid dividends on the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                   (ii) AUTOMATIC CONVERSION. Upon the occurrence of the event specified in Section 5(k) above, the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred (as applicable) shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred at the office of


                                      16.

the Corporation or any transfer agent for such securities, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, to the extent sufficient funds are not legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion) or a combination of cash and Common Stock, all declared but unpaid dividends on the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred being converted. Until surrendered as provided above, each certificate formerly representing shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

              m. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

         6. CERTAIN DEFINITIONS.

         "EVENT OF NONCOMPLIANCE" means any material deviation by the Corporation from its most recent strategic plan approved by the Corporation's Board of Directors without the prior approval of the Board of Directors by a majority of the Investor Directors.

         "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the sum of the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable pursuant to Options and Convertible Securities outstanding on the Original Issue Date to the extent that such Options and/or Convertible Securities remain outstanding as of the date of determination, plus the number of shares of Common Stock deemed to have been issued pursuant to Section 5(c) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

         "CONVERTIBLE SECURITIES" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

         "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                                      17.

         "ORIGINAL ISSUE DATE" means (i) February 14, 1996, with respect to Series A Preferred, (ii) July 17, 1996, with respect to Series B Preferred,
(iii) June 23, 1997, with respect to Series C Preferred; (iv) June 8, 1998 with respect to the Series D Preferred; and (v) July 15, 1999 with respect to the Series E Preferred.

         "PERMITTED ISSUANCE" means (i) any issuance of Common Stock upon conversion of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, (ii) any issuance of warrants to purchase equity securities of the Corporation in connection with a commercial loan or leasing transaction approved by the Corporation's Board of Directors, (iii) any issuance of Reserved Employee Stock or (iv) shares of Common Stock issued or issuable pursuant to the exercise or conversion of options, warrants or convertible securities outstanding as of the Original Issue Date applicable to the Series E Preferred.

         "RESERVED EMPLOYEE STOCK" means up to 1,600,000 shares of Common Stock issuable to employees, directors or consultants of the Corporation and its Subsidiaries subject to the approval of the Corporation's Board of Directors.

         "SUBSIDIARY" means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing at least a majority of the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

         7. AMENDMENT AND WAIVER.

         Subject to the provisions of Delaware General Corporation Law, no amendment, modification or waiver of any of the terms or provisions of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred shall be binding or effective without the prior written consent of the holders of two-thirds of the outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable, and no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of two-thirds of the outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable. Any amendment, modification or waiver of any of the terms or provisions of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred approved in the manner described in this Section 7, whether prospective or retroactively effective, shall be binding upon all holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, as applicable.

         8. REGISTRATION OF TRANSFER.

         The Corporation shall keep at its principal office a register for the registration of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred. Upon the surrender of any certificate representing Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor

                                      18.

representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

         9. REPLACEMENT.

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

         10. RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION.

         The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         11. NOTICES.

         Any notice required by the provisions of this Article IV shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                                      19.

         12. PAYMENT OF TAXES.

         The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred so converted were registered.

         13. NO DILUTION OR IMPAIRMENT.

         The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, and will at all times in good faith assist in carrying out of all of the provisions of this Restated Certificate of Incorporation and in taking all such action as may be necessary or appropriate to protect the conversion rights and other rights of the holders of the Preferred Stock against impairment.

         14. NO REISSUANCE OF SERIES A PREFERRED, SERIES B PREFERRED, SERIES C PREFERRED, SERIES D PREFERRED OR SERIES E PREFERRED.

         No share or shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                  ARTICLE FIVE

         The Corporation is to have perpetual existence.

                                   ARTICLE SIX

         The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                  ARTICLE SEVEN

         No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seven shall apply to or have any effect on the liability or alleged liability of any director of


                                      20.

 the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                                  ARTICLE EIGHT

         1. NATURE OF INDEMNITY. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he (or a person of which he is the legal representative) is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorney's fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of such person's heirs, executors and administrators; provided, however, that except as provided in Section 2 of this Article Eight, the Corporation shall not indemnify any such person in connection with a proceeding initiated by such person unless such proceeding was authorized by the Board of Directors of the Corporation. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         2. PROCEDURE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS. Any indemnification of a director or officer of the Corporation under Section 1 of this Article Eight or advance of expenses under Section 5 of this Article Eight shall be made promptly and, in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director of officer is entitled to indemnification pursuant to this Article Eight is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Eight shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the


                                      21.

failure of the Corporation (including the Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         3. NONEXCLUSIVITY OF ARTICLE EIGHT. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Eight shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         4. INSURANCE. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Eight.

         5. EXPENSES. Unless the Board of Directors shall have determined that a person described in Section 1 of this Article Eight has failed to meet the applicable standard of conduct for indemnification under the Delaware General Corporation Law, expenses incurred by such person in defending a proceeding shall be paid by the Corporation in advance of such proceeding's final disposition upon receipt of an undertaking by or on behalf of such person to repay such amounts if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         6. EMPLOYEES AND AGENTS. Persons who are not covered by the foregoing provisions of this Article Eight and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

         7. CONTRACT RIGHTS. The provisions of this Article Eight shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Eight and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article Eight or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.


                                      22.

         8. MERGER OR CONSOLIDATION. For purposes of this Article Eight, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Eight with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

                                  ARTICLE NINE

         The Board of Directors shall have the power to adopt, amend or repeal the Corporation's Bylaws, except as may be otherwise be provided in the Bylaws and in this Restated Certificate of Incorporation.

                                   ARTICLE TEN

         1. In recognition that American Express Travel Related Services Company, Inc. ("AMEX") is a substantial stockholder of the Corporation, and in anticipation that the Corporation and such stockholder may engage in the same or similar activities or lines of business and have an interest in the same area of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its possible continued contractual, corporate and business relations with such stockholder, the provisions of this Article Ten are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve such stockholder and its officers, directors and employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

         2. AmEx shall have no duty to refrain from any of the following: (a) engaging in the same or similar activities or lines of business as the Corporation; (b) doing business with any client or customer of the Corporation; and (c) investing (publicly or privately) in, or developing other relationships with, other persons or entities in the same or similar businesses as that of the Corporation; provided, however, that nothing in this Article Ten shall be construed to limit in any way the duty of any director of the Corporation to hold in confidence, and not to use, except for the benefit of the Corporation, or to disclose to any person or entity without the written authorization of the Board of Directors of the Corporation, any trade secrets or other confidential proprietary information of the Corporation.

         3. In the event that AmEx or any officer, director or employee of AmEx acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both AmEx and the Corporation (where such knowledge comes from other than an officer, director or employee of the Corporation), neither AmEx nor its officers, directors or employees shall have any duty to communicate or offer such corporate opportunity to the Corporation, and neither AmEx nor its officers, directors or employees shall be liable to the Corporation or its stockholders for breach of any fiduciary or other duty, as a stockholder or otherwise, by reason of the fact that AmEx pursues or acquires such corporate opportunity for itself, directs such corporate


                                      23.

opportunity to another person or entity, or does not communicate such corporate opportunity or information regarding such corporate opportunity to the Corporation; provided, however, that this Article Ten, Section 3 shall not apply to any director of the Corporation designated by AmEx with respect to any corporate opportunity for the Corporation that has come to the attention of such director solely and exclusively in his capacity as a director of the Corporation.

         4. Any person or entity purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have consented to the provisions of this Article Ten.

         5. Any reference in this Article Ten to "AMEX" shall mean AmEx and its Affiliates. Any reference in this Article Ten to the "Corporation" shall mean the Corporation and its Affiliates. "Affiliate" shall mean, when used with respect to a specified "Person", another "Person" that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the "Person" specified. "PERSON" shall mean any individual, firm, corporation, partnership, trust, joint venture, governmental authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

                            [SIGNATURE PAGE FOLLOWS]


                                      24.

         I, the undersigned, being the Chief Financial Officer of the Corporation, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hands this _____ day of July, 1999.



                                         ---------------------------------------
                                         Kenny Edwards, Chief Financial Officer